                                                                     EXHIBIT 3.2



                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           BAY COLONY - GATEWAY, INC.

        The Corporation was originally incorporated under the name A & D Merger Company and the original certificate of incorporation was filed on June 14, 1995. This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of Delaware.

        ARTICLE ONE. The name of the Corporation is:
                     Bay Colony - Gateway, Inc.

        ARTICLE TWO. The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, Zip Code 19805. The name of its registered agent at such address is Corporation Service Company.

        ARTICLE THREE. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        ARTICLE FOUR. The aggregate number of shares of stock which the Corporation shall be authorized to issue is 23,685,719 shares, consisting of:

        23,585,719 authorized shares of Class A preferred stock par value $1.00 per share, and

        100,000 authorized shares of common stock par value $.01 per share of the Corporation.

        The powers, preferences and rights, and the qualifications, limitations and restrictions of the preferred stock are as specified on attached Exhibit A.

        ARTICLE FIVE. The Corporation is to have perpetual existence.

        ARTICLE SIX. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

        ARTICLE SEVEN. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

        ARTICLE EIGHT. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors, or any other person herein are granted subject to this reservation.

        ARTICLE NINE. 1. Limitation on Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this subsection 1 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

        2. Indemnification and Insurance. (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in subsection 2(b) of this Article Nine with


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
respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this subsection 2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, an advance payment of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to any employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall be finally adjudicated that such director or officer is not to be indemnified under this subsection 2 or otherwise.

        (b) If a claim under subsection 2(a) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this subsection 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.


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        (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

        (e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses incurred in defending any proceeding to any employee or agent of the Corporation to the fullest extent of the provisions of this subsection 2 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

        (f) For purposes of this subsection 2, the term "Corporation" shall include, in addition to the Corporation, any constituent corporation absorbed in a consolidation or merger with the Corporation, to the extent such constituent Corporation would have had power and authority to indemnify its directors, officers, employees and agents if its separate existence had survived.

        ARTICLE TEN. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof on the application of any receiver or receivers appointed for this Corporation under the provision of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner an the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


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        IN WITNESS WHEREOF, THIS RESTATED CERTIFICATE OF INCORPORATION IS
EXECUTED THIS 24th day of July, 1995.

                                            Bay Colony - Gateway, Inc.


                                            By: /s/ ALFRED HOFFMAN, JR.
                                               ---------------------------------
                                                 Alfred Hoffman, Jr.,
                                                 President


ATTEST:

By: /s/ DON E. ACKERMAN, SECRETARY
-----------------------------------
Don E. Ackerman, Secretary


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

STATE OF GEORGIA     )
COUNTY OF FULTON     )

BEFORE ME, the undersigned officer, a Notary Public authorized to administer oaths and to take acknowledgements in and for the State and County set forth above, personally appeared Alfred Hoffman, Jr., President and Don E. Ackerman, Secretary of Bay Colony - Gateway, Inc., known to me and known by me to be the persons who executed the foregoing Restated Certificate of Incorporation, and they acknowledged to me and before me that they executed this Restated Certificate of Incorporation as President and Secretary of Hay Colony - Gateway, Inc.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the State and County aforesaid, this 24th day of July, 1995.




                                              /s/ [SIGNATURE ILLEGIBLE]
                                            ------------------------------------
                                                       Notary Public

                                                       [SEAL]
                                            My commissions expires:


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


                                    EXHIBIT A
                            BAY COLONY-GATEWAY, INC.
                          EXPRESS TERMS OF THE CLASS A
                                 PREFERRED STOCK

        The following provisions shall be applicable to the 23,585,719 authorized shares of Class A Preferred Stock, par value $1.00 per share, of Bay Colony-Gateway, Inc. (the "Corporation"):

        1. Dividends on Class A Preferred Stock

        (a) The holders of the Class A Preferred Stock shall be entitled to receive, when, as and if declared by the Corporation's Board of Directors out of the funds of the Corporation legally available therefor (the "Legally Available Funds"), cumulative dividends on the shares of the Class A Preferred Stock for each Quarterly Dividend Period (as defined herein) at the annual rate per share equal to eight percent (8%) times the per share par value payable quarterly on February 1, May 1, August 1 and November 1 in each year (each, as used in this Paragraph, a "Dividend Payment Date"), commencing November 1, 1995. Such dividends shall be cumulative from the date of original issuance of such shares. Accrued and unpaid dividends on the Class A Preferred Stock shall accrue additional dividends in respect thereof (as used in this Paragraph, the "Additional Dividends"), compounded quarterly, at the dividend rate then applicable to the Class A Preferred Stock. Dividends shall be paid in cash. Dividends for each Quarterly Dividend Period shall be paid to the holders of record of shares of the Class A Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 30 days nor less than 10 days preceding the Dividend Payment Date thereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof. "Quarterly Dividend Period" means the period from February 1 through the next April 30, from May 1 through the next July 31, from August 1 through the next October 31, or from November 1 through the last day of January, as the case may be; provided that the first Quarterly Dividend Period shall mean the period commencing the day shares of Class A Preferred Stock are originally issued and ending on October 31, 1995.

        (b) Unless full cumulative dividends (including Additional Dividends) on the Class A Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, no dividends shall be declared or paid or set aside for payment or other distribution made upon the Common Stock or any other capital stock of the Corporation, nor shall any Common Stock or any other capital stock of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock) by the Corporation or any subsidiary of the Corporation.

        (c) Dividends (including Additional Dividends) payable on the Class A Preferred Stock (i) for any full Quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and (iii) fox any period less than a full Quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

        2. Redemption of Class A Preferred Stock

        (a) Mandatory Redemption. As a mandatory redemption for the retirement of the shares of Class A Preferred Stock, the Corporation shall redeem on August 1, 2001 all of the shares of the Class A Preferred Stock at the redemption price of One dollar ($1.00) per share plus any accrued and unpaid dividends, whether or not declared.

        If the Corporation shall fail to discharge its obligation to redeem all of the outstanding shares of Class A Preferred Stock required to be redeemed on August 1, 2001 pursuant to this Paragraph 2(a) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation.

        (b) Optional Redemption. The Class A Preferred Stock shall be redeemable at the option of the Corporation by resolution of its Board of Directors, at any time after August 1, 1998, upon giving notice as provided in Paragraph 2(c) below, at the redemption price of One dollar ($1.00) per share, plus accrued and unpaid dividends, whether or not declared, to the redemption date; provided that, if all (but not less than all) the Class A Preferred Stock is so redeemed on or before December 31, 1998, the redemption price shall be $0.924289 per share, plus accrued and unpaid dividends, whether or not declared, to the redemption date.

        (c) Notice of Redemption. At least 30 days but not more than 60 days prior to the date fixed for the redemption of shares of the Class A Preferred Stock pursuant to Paragraph 2(a) or 2(b) above, a written notice shall be mailed to each holder of record of shares of Class A Preferred Stock to be redeemed in a postage-prepaid envelope addressed to such holder at his post office address as shown on the records of the Corporation, notifying such holder of the redemption of such shares, stating the date fixed for redemption thereof (herein referred to as the redemption date), and calling upon such holder to surrender to the Corporation on the redemption date at the place designated in such notice his certificate or certificates representing the shares of Class A Preferred Stock held by such holder. On or after the redemption date, each holder of shares of Class A Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption


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price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after the redemption date (unless default shall be made by the Corporation in payment of the redemption price) all dividends on the Shares of Class A Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price thereof (including all accrued and unpaid dividends up to the redemption date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

        (d) No Reissuance of the Class A Preferred Stock. The Class A Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise may not be reissued and such shares of Class A Preferred Stock shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The President, Chief Executive officer or any Vice-President and the Secretary or any Assistant Secretary of the Corporation are hereby authorized and directed on behalf of the Corporation to file such documents from time to time as my be necessary to cancel and eliminate the Class A Preferred Stock accordingly.

        (e) Pro Rata Redemption. If less than all shares of Class A Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata.

        3. Voting Rights

        (a) The holders of the Class A Preferred Stock shall not, except as required by law or as otherwise set forth herein, have any right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of the Corporation's stockholders. On any matters on which the holders of the Class A Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

        (b) In case at any time (i) the equivalent of four or more full quarterly dividends (whether consecutive or not) on the Class A Preferred Stock shall be in arrears or (ii) the Corporation shall have failed to discharge its Mandatory Redemption Obligation, then during the period (hereinafter called the "Class A Preferred Stock Voting Period") commencing with such time and ending with the time when (x) all arrears in dividends on the Class A Preferred Stock shall have been paid and the full dividend on the Class A Preferred Stock for the then current quarterly dividend period shall have been paid or declared and set apart for payment or (y) the Corporation shall have fulfilled


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its Mandatory Redemption Obligation, as the case may be, at any meeting of the stockholders of the Corporation held for the election of directors during the Class A Preferred Stock Voting Period, the holders of a majority of the outstanding shares of Class A Preferred Stock represented in person or by proxy at said meeting shall be entitled, as a class, to the exclusion of the holders of all other classes or series of stock of the Corporation, to elect one of the directors of the Corporation. During any Class A Preferred Stock Voting Period, the Board of Directors of the Corporation shall be expanded to include such greater number of directors as may be necessary to comply with this Paragraph 3(b). The remaining directors shall be elected by the other class or classes of stock entitled to vote therefore, at each meeting of stockholders held for the purpose of electing directors.

        (c) At any time when such voting right shall have vested in the holders of Class A Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of Class A Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Class A Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Class A Preferred Stock then outstanding may designate in writing a holder of Class A Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this Paragraph 3(c). Any holder of Class A Preferred Stock which would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Paragraph 3(c). Notwithstanding the other provisions of this Paragraph 3(c), however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

        (d) At any meeting held for the purpose of electing directors at which the holders of Class A Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of at least one.


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third of the then outstanding shares of Class A Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of Class A Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of stock of such class and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of Class A Preferred Stock and (ii) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

        (e) Any director who shall have been elected by holders of Class A Preferred Stock may be removed at any time during a Class A Preferred Stock Voting Period, either for or without cause, by, and only by, the affirmative votes of the holders of record of a majority of the outstanding shares of Class A Preferred Stock given at a special meeting of such stockholders called for the purpose, and any vacancy thereby created may be filled during such Class A Preferred Stock Voting Period by the holders of Class A Preferred Stock, present in person or represented by proxy at such meeting. Any director elected by holders of Class A Preferred Stock who dies, resigns, or otherwise ceases to be a director shall be replaced by the affirmative vote of the holders of record of a majority of the outstanding shares of Class A Preferred Stock at a special meeting of stockholders called for that purpose or by the remaining director elected by holders of Class A Preferred Stock. At the end of the Class A Preferred Stock Voting Period, the holders of Class A Preferred Stock shall be automatically divested of all voting power vested in them under Paragraph 3(b) hereof but subject always to the subsequent vesting hereunder of voting power in the holders of Class A Preferred Stock in the event of (i) any similar cumulated arrearage in payment of quarterly dividends occurring thereafter or (ii) the subsequent failure of the Corporation to discharge its Mandatory Redemption Obligation as described above. The term of all directors elected pursuant to the provisions of Paragraph 3(b) shall in all events expire at the end of the Class A Preferred Stock Voting Period and upon such expiration the number of directors constituting the Board of Directors shall, without further action, be reduced by one (1) (or such other number by which the number of directors constituting the Board of Directors shall have been increased pursuant to Paragraph 3(b) hereof), subject always to the increase of the number of directors pursuant to Paragraph 3(b) hereof in case of the future right of the holders of Class A Preferred Stock to elect directors as provided herein.


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        4. Liquidation Preference

        (a) In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Class A Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation, the redemption price for each share of Class A Preferred Stock pursuant to Paragraph 2(a) before any distribution shall be made to the holders of the Common Stock of the Corporation or any other capital stock of the Corporation. Except as otherwise provided in this Paragraph 4(a), holders of Class A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

        (b) For the purpose of Paragraph 4(a) hereof, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation, nor the consolidation or merger of the Corporation with one or more other corporations, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation; provided, however, that the sale, lease, conveyance, exchange or transfer of all or substantially all of the Corporation's assets or the merger or consolidation of the Corporation which results in the holders of Common Stock of the Corporation receiving in exchange for such Common Stock either cash or notes, debentures or other evidences of indebtedness or obligations to pay cash or preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the Class A Preferred Stock with respect to liquidation or dividends shall at the election of a holder of Class A Preferred Stock be deemed to be a voluntary liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of Paragraph 4(a). In the cases of merger or consolidation of the Corporation where holders of Common Stock receive, in exchange for such Common Stock, common stock or preferred stock which is junior to the Class A Preferred Stock with respect to liquidation or dividends in the surviving entity (whether or not the surviving entity is the Corporation) of such merger or consolidation or preferred stock of another entity, the Class A Preferred Stock shall be deemed to be preferred stock of such surviving entity or other entity, as the case may be, with the same annual dividend rate and equivalent rights to the rights set forth herein and the merger or consolidation agreement shall expressly so provide.

        5. Limitations

        (a) So long as any shares of the Class A Preferred Stock are outstanding and unless the vote or consent of the


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

holders of a greater number of shares shall then be required by law, the consent of the holders of at least 80% of all of the outstanding shares of Class A Preferred Stock (given in person or by proxy, either by written consent pursuant to Section 228 of the Delaware General Corporation Law or by a vote at a special meeting of stockholders called for such purpose or at any annual meeting of stockholders, with the holders of Class A Preferred Stock voting as a class and with each share of Class A Preferred Stock having one vote) shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or of any amendment thereto, or of any resolution or resolutions providing for the issue of any stock that would have an adverse effect on the designations, rights, preferences or privileges of shares of Class A Preferred Stock.

        (b) So long as any shares of the Class A Preferred Stock are outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 80% of all of the outstanding shares of Class A Preferred Stock (given in person or by proxy, either by written consent pursuant to Section 228 of the Delaware General Corporation Law or by a vote at a special meeting of stockholders called for such purpose or at any annual meeting of stockholders, with the holders of Class A Preferred Stock voting as a class and with each share of Class A Preferred Stock having one vote) shall be required prior to (1) the creation of any class or series of securities of the Corporation on a parity with the Class A Preferred Stock as to dividends or liquidation rights (collectively, "Parity Securities" or the authorization of additional shares of any class or series of Parity Securities or the issuance thereof or (2) the sale, lease or conveyance of all or substantially all of the Corporation's assets or the merger or consolidation of the Corporation with or into any other entity if as a result of such transaction the Class A Preferred Stock would be redeemed for less than its liquidation preference plus any accrued and unpaid dividends, or as a result of which the Class A Preferred Stock would continue in existence (either as stock in the Corporation or in the surviving company in a merger) but with an adverse alteration in its specified designations, rights, preferences or privileges.

        (c) Nothing herein contained shall be construed so as to require a class vote or the consent of the holders of the outstanding shares of Class A Preferred Stock (i) in connection with any increase in the total number of authorized shares of Common Stock, or (ii) in connection with the authorization or increase of any class of capital stock of the Corporation ranking junior to the Class A Preferred Stock as to dividends or liquidation rights. The limitations stated above shall not apply if, at or prior to the time when the distribution, payment, purchase, redemption, discharge, conversion, exchange, amendment, alteration, repeal, issuance, sale, lease, conveyance, merger or consolidation is to occur, as the case may be, provision is made


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

for the redemption of all shares of Class A Preferred Stock at the time outstanding at the redemption price set forth in Paragraph 2(b). Nothing herein contained shall in any way limit the right and power of the Corporation to issue the presently-authorized but unissued shares of its capital stock, or bonds, notes, mortgages, debentures, and other obligations, and to incur indebtedness to banks and to other lenders.

        (d) So long as any shares of the Class A Preferred Stock are outstanding, the Corporation may not exchange any capital stock of the Corporation ranking junior to the Class A Preferred Stock as to dividends or liquidation rights for indebtedness of the Corporation.

        6. Ranking

        With regard to rights to receive dividends, mandatory redemption payments and distributions upon liquidation, dissolution or winding up of the Corporation, the Class A Preferred Stock shall rank prior to all other capital stock of the Corporation outstanding at the time of issuance of the Class A Preferred Stock.

                              CERTIFICATE OF MERGER
                                       of
                               WCI HOLDINGS, INC.,
                             a Delaware corporation,
                                      INTO
                           BAY COLONY - GATEWAY, INC,
                             a Delaware corporation

        Pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, the undersigned Delaware corporations hereby certify by this Certificate of Merger as follows:

        FIRST: The name of each constituent corporation and the surviving corporation and the States under the laws of which they are respectively organized are as follows:

        (a) WCI HOLDINGS, INC. ("WCI") is a corporation organized and exiting under the laws of the State of Delaware, incorporated on September 18, 1995 (Delaware Corporate No. 2543993); and

        (b) BAY COLONY - GATEWAY, INC. ("BAY COLONY") is a corporation organized and existing under the laws of the State of Delaware, incorporated on June 14,1995 (Delaware Corporate No. 2515960); and

        (c) The surviving corporation is BAY COLONY - GATEWAY, INC., a Delaware corporation.

        SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware. The merger was approved by the sole shareholder and Board of Directors of WCI by Written Action in Lieu of Meeting dated October 30 , 1998. The merger was approved by the sole voting shareholder and the Board of Directors of BAY COLONY by Written Action in Lieu of Meeting dated October 30, 1998. The laws of the State of Delaware permit such merger. The Certificate of Incorporation of BAY COLONY shall be the Certificate of Incorporation of the surviving corporation.

        THIRD: The effective date of the merger shall be as of the date of filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware.

        FOURTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation at the following address: 24301 Walden Center Drive, Suite 300, Bonita Springs, Florida 34134. A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any shareholder of either of the constituent corporations.

     IN WITNESS WHEREOF, each of the corporations party to the merger has caused this Certificate of Merger to be executed on its behalf by its duly authorized officer this 30 day of October 1998.

WCI HOLDINGS, INC.,                     BAY COLONY - GATEWAY, INC.,
a Delaware corporation                  a Delaware corporation

By: /s/ STEVEN C. ADELMAN               By: /s/ VIVIEN HASTINGS
    -------------------------------         ------------------------------------
    Print Name: Steven C. Adelman           Print Name: Vivien Hastings
    Title: Vice President/Treasurer         Title: Sr. Vice President

STATE OF FLORIDA
COUNTY OF LEE

     The foregoing instrument was acknowledged before me this 30 day of October 1998, by Steven C. Adelman as Vice President/Treasurer of WCI HOLDINGS, INC., a Delaware corporation, on behalf of the corporation, who is personally known to me.


                                             /s/ MELANIE SCIRE
                                             -----------------------------------
                                             NOTARY PUBLIC
                                             Name:
 [SEAL]                                      -----------------------------------
                                             Serial #:
                                             -----------------------------------
                                             My Commission Expires:


STATE OF FLORIDA
COUNTY OF LEE

     The foregoing instrument was acknowledged before me this 30 day of October 1998, by Steven C. Adelman as Vice President/Treasurer of BAY COLONY - GATEWAY, INC., a Delaware corporation, on behalf of the corporation, who is personally known to me.


                                             /s/ MELANIE SCIRE
                                             -----------------------------------
                                             NOTARY PUBLIC
                                             Name:
 [SEAL]                                      -----------------------------------
                                             Serial #:
                                             -----------------------------------
                                             My Commission Expires:

                    CERTIFICATE OF AMENDMENT TO THE RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF

                           BAY COLONY - GATEWAY, INC.

      (Pursuant to Section 242 of the General Corporation Law of Delaware)

                          It is hereby certified that:

     1. The Restated Certificate of Incorporation is hereby amended by striking Paragraph 2(a) of Exhibit A to the Restated Certificate of Incorporation, Express Terms of the Class A Preferred Stock and by substituting in lieu of said Paragraph the following new Paragraph 2(a):

          (a) Mandatory Redemption. As a mandatory redemption for the retirement of the shares of Class A Preferred Stock, the Corporation shall redeem on June 30, 2004 all of the shares of the Class A Preferred Stock at the redemption price of one dollar ($1.00) per share plus any accrued and unpaid dividends, whether or not declared.

          If the Corporation shall fail to discharge its obligation to redeem all of the outstanding shares of Class A Preferred Stock required to be redeemed on June 30, 2004 pursuant to this Paragraph 2(a) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation.

     2. All other provisions of the Restated Certificate of Incorporation are reaffirmed.

     3. This amendment to Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     4.   The effective date of this amendment is June 29, 1999.

Dated: June 25, 1999

                                               BAY COLONY - GATEWAY, INC.


                                        By: /s/ VIVIEN HASTINGS
                                            ------------------------------------
                                            Vivien Hastings
                                            Senior Vice President